Exhibit 99.1

QuickLogic Regains Compliance with Nasdaq Listing Requirements

SAN JOSE, Calif., January 13, 2020 /PR Newswire/—QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”) today announced that it received notice from The Nasdaq Stock Market LLC (“NASDAQ”) on January 9, 2020 indicating that the Company has regained compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”) for continued listing on The NASDAQ Capital Market. Accordingly, the Company has regained compliance with the Bid Price Rule and NASDAQ considers the matter closed.

About QuickLogic

QuickLogic develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include an embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from the Company’s wholly-owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across the multitude of mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT applications. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding, but not limited to, the anticipated closing of the Offering and the expected uses of the proceeds from the Offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, including market conditions and future decisions regarding the Company's use of cash resources, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider these and other potential factors and uncertainties that could cause actual results to differ from the results predicted, including those described in more detail in the Company’s public reports filed with the SEC, including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/and on the SEC’s website at www.sec.gov. In addition, please note that the date of this press release is January 13, 2020, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

ArcticLink, QuickLogic and the QuickLogic logo are registered trademarks and EOS and ArcticPro are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Company Contact

Sue Cheung

Chief Financial Officer

(408) 990-4076

Scheung@quicklogic.com

IR Contact

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

ir@quicklogic.com

CODE: QUIK-E

2